Articles of Association
Credit Suisse AG
Articles of Association of Credit Suisse AG

March 4, 2024
Note:
Any references in this document to the masculine with respect to persons or titles shall relate to and be valid for both genders.

I. Name, registered office, duration and purpose of the Company
Art. 1 Name, registered office and duration
1.1 A joint stock corporation (public limited company) under the name Credit Suisse AG is established with its registered office in Zurich. Its duration is unlimited.
1.2 The Company may open branches, business offices and representative offices in Switzerland and abroad.
Art. 2 Purpose
2.1 The purpose of the Company is to operate as a bank. Its business covers all associated types of banking, finance, consultancy, service and trading activities in Switzerland and abroad.
2.2 The Company may form banks, finance companies and any other types of companies. It may also hold interests in and assume the management of such companies. It may also enter into joint ventures with such companies to provide business services to third parties.
2.3 The Company may acquire, mortgage and sell real estate in Switzerland and abroad.
II. Share capital, shares and participation capital
Art. 3 Share capital
3.1 The share capital amounts to CHF 4,399,680,200. It is divided into 4,399,680,200 fully paid-up registered shares with a par value of CHF 1 each.
3.2 In addition to the reserves prescribed by Swiss law, the General Meeting of Shareholders may resolve to create further reserves and can determine their purpose and use.
3.3 Registered shares may be converted into bearer shares at any time by an appropriate change in the articles of association.
3.4 Deleted
Art. 4 Shares
4.1 The Company may issue certificates representing more than one share.
4.2 All share certificates shall bear the facsimile signatures of the Chairman and of one other Member of the Board of Directors.
4.3 The Company recognises only one representative for each share.
4.4 Deleted
4.5 The Company recognises as a shareholder any person whose name is entered in the Share Register.

Art. 4a Participation Capital
4a.1 Deleted
4a.2 Deleted
4a.3 Deleted
4a.4 Deleted
4a.5 Deleted
4a.6 Deleted
Art. 4b Participation securities Class A
4b.1 Deleted
4b.2 Deleted
4b.3 Deleted
4b.4 Deleted
4b.5 Deleted
4b.6 Deleted
4b.7 Deleted
4b.8 Deleted
Art. 4c Participation securities Class B
4c.1 Deleted
4c.2 Deleted
4c.3 Deleted
4c.4 Deleted
4c.5 Deleted
4c.6 Deleted
Art. 4d Unlimited Conversion Capital
The Company’s share capital pursuant to Article 3 shall be increased through the issue of fully paid in registered shares with a par value of CHF 1 each, through the compulsory conversion upon occurrence of the trigger event of claims arising out of contingent convertible bonds (CoCos) of the Company. The issue of new registered shares is not limited quantitatively.
Shareholders’ subscription rights are excluded. Holders of contingent convertible bonds are entitled to subscribe to the new shares.
The Board of Directors determines the issue price of the new shares by referring to the net asset value (NAV) of the shares.

Art. 4e Reserve Capital
The Board of Directors is authorized, at any time without temporal limitation, to increase the share capital, as per Art. 3 by a maximum of CHF 4,399,665,200 through the issuance of a maximum of 4,399,665,200 registered shares, to be fully paid up, each with a par value of CHF 1. Increases by underwriting as well as partial increases are permissible. The issue price, the time of dividend entitlement, and the type of contribution will be determined by the Board of Directors.
The Board of Directors is authorized to exclude shareholders’ subscription rights in favor of third parties for important reasons, in particular if this helps with a quick and smooth placement (including private placement with selected strategic investors) of the new shares. In such circumstances, these new shares must be issued at prevailing market conditions. A discount is permissible if the Board of Directors deems this to be in the interest of the Company in terms of the quick and complete placement of the new shares.
The Board of Directors is authorized to allow the shareholders’ subscription rights that have not been exercised to lapse or to sell such shareholders’ subscription rights or the registered shares for which such subscription rights have been granted but not exercised on the market at market conditions or to otherwise use such shareholders’ subscription rights or such registered shares in the interest of the Company.
III. The governing bodies of the Company
Art. 5 General Meeting of Shareholders
5.1 The ordinary General Meeting of Shareholders shall take place annually within six months of the close of the business year. The powers of the General Meeting are as defined by law.
5.2 The General Meeting of Shareholders is convened by the Board of Directors or by the external auditors or by other persons in whom authority to do so has been vested by law.
5.3 An extraordinary General Meeting of Shareholders shall take place when the Board of Directors considers this necessary or when requested by shareholders representing at least one-tenth of the share capital. Requests by shareholders to call a meeting are to be in writing, are to be signed by those requesting the meeting and are to state the reason for the meeting.
5.4 The agenda of the meeting shall also include proposals which have been submitted in writing in good time before notice of the meeting is issued by one or more shareholders representing shares with a total par value of CHF 1 m. At the same time shares of the Company with a total par value of at least CHF 1 m are to be deposited with the Company. These shares are to remain in the custody of the Company until the day after the General Meeting of Shareholders.
5.5 Notice of the General Meeting of Shareholders shall be published at least 20 days before the date of the meeting and shall state the time and the place at which the meeting is to be held, the business to be transacted and the proposals.
5.6 At the General Meeting of Shareholders, each share carries one vote. A shareholder may appoint a non-shareholder to act as his or her proxy at the meeting. The Board of Directors shall issue regulations as to what constitutes acceptable proof of entitlement to voting rights.

5.7 The Chairman of the Board of Directors shall preside over the General Meeting of Shareholders or, in his absence, a Vice-Chairman or other Member of the Board designated by the Board. The General Meeting of Shareholders shall elect, by a show of hands, the tellers to count the votes of the meeting. Members of the Board of Directors, Members of the Executive Board and its Committees and the Statutory Auditors may not be elected as tellers. The Board of Directors shall appoint a secretary to take the minutes. The secretary need not be a shareholder. The minutes shall be signed by the person chairing the meeting and by the secretary.
5.8 The General Meeting of Shareholders may pass resolutions regardless of the number of shareholders present at the meeting or represented by proxy. A majority of at least two-thirds of the votes represented and an absolute majority of the share capital represented is, however, required for:
■ the conversion of registered shares into bearer shares
■ the dissolution of the Company
This article is subject to the mandatory provisions of the law and other provisions of these articles of association.
5.9 The General Meeting of Shareholders shall adopt resolutions and decide elections by an absolute majority of the votes cast, except as otherwise prescribed by the mandatory provisions of the law or by other provisions of these articles of association. In the case of a tied vote, elections shall be decided by the drawing of lots and resolutions by the casting vote of the person chairing the meeting.
5.10 As a rule, votes and elections shall be conducted by a show of hands. However, a written ballot shall be held if the person chairing the meeting so directs.
Art. 6 Board of Directors
6.1 The Board of Directors consists of at least six Members elected by the General Meeting of Shareholders for a term of one year. Members of the Board of Directors are eligible for re-election.
6.2 Each year the Board of Directors shall elect a Chairman and one or two Vice-Chairmen from among its members. Should these officers all be simultaneously unavailable, the Board of Directors shall designate another Member of the Board as a special deputy. The Board of Directors shall nominate a secretary to take the minutes. The secretary does not need to be a Member of the Board.
6.3 The Board of Directors is charged with ultimate responsibility for the management, supervision and control of the Company’s operations. It shall decide upon all matters relating to the Company’s business which have not been reserved for other governing bodies of the Company by law, by these articles of association or by regulations of the Company. The Management of the company shall be delegated to the Executive Board and its Committees in accordance with the provisions of Swiss banking law and with the regulations governing the Company’s organisation and operations. The Board of Directors is authorised to appoint committees from among its members and to delegate to them some of its powers. It may appoint advisory boards whose duties and authorities it determines.

6.4 The Board of Directors shall have, in particular, the following duties and responsibilities in connection with the supervision of the Company’s operations:
a) to determine the organisation of the Company by issuing the necessary regulations governing the organisation and the allocation of powers of authorisation;
b) to make provision for the Company’s accounting, financial control and financial planning;
c) to appoint and discharge the official management bodies and to grant signatory authority to these management bodies; the appointment of further persons with signatory authority, including holders of procuration and commercial mandate holders, lies within the authority of the official management bodies as defined in the Regulations Governing the Conduct of Business;
d) to make resolutions concerning Group strategy for those companies which come under its management and concerning other matters which are reserved for the Board of Directors by the regulations governing the Company’s organisation and operations;
e) to notify the court if liabilities exceed assets;
f) to appoint a recognised firm of auditors as external auditors, in accordance with the requirements of Swiss banking law;
g) to prepare the annual report, make arrangements for the General Meeting of Shareholders and carry out the resolutions of the General Meeting of Shareholders.
6.5 The supervision and control of the management of the Company’s business involves the following main duties and responsibilities:
a) to supervise the persons entrusted with the management of the Company, notably with respect to their compliance with the law, the articles of association, regulations and internal directives;
b) to review the annual financial statements of the parent company and of the Group, together with the quarterly and half-yearly figures;
c) to receive periodic reports on the course of business and on the Group’s financial condition;
d) to review reports on the audits carried out by the external auditors and the Group’s external auditors.
6.6 The Board of Directors shall meet as often as business requires.
The Chairman shall call additional meetings if a Member of the Board of Directors so requests and states the reason for such request.
Resolutions on a particular proposal may be passed by written consent unless a Member of the Board of Directors requests verbal discussion of the matter.
A majority of the members of the Board of Directors must be present in person in order to pass resolutions; there is no presence quorum requirement for resolutions on authorized capital increases, for resolutions on amendments and acknowledgments by the Board in connection with capital increases, or for the acknowledgment of an event triggering conversion of the conversion capital. For resolutions carried out by circular letter, a majority of the members of the Board of Directors must cast their votes.
The adoption of resolutions by the Board of Directors requires an absolute majority of the votes cast. In the case of a tied vote, the person chairing the meeting shall have the casting vote.
6.7 In addition to their expenses, Members of the Board of Directors and its committees, shall be entitled to receive appropriate remuneration, according to their level of responsibility and the demands made on them, in an amount to be determined by the Board. Their expenses shall be reimbursed.

Art. 7 Executive Board and its Committees
The management organisation and the duties and authorities of the Executive Board and its Committees are set forth in the regulations governing the Company’s organisation and operations.
Art. 8 External auditors and the Group’s external auditors
8.1 Every year the ordinary General Meeting of Shareholders appoints the external auditors and the Group’s external auditors for the current financial year.
8.2 The General Meeting of Shareholders may appoint special external auditors for a term of office of three years to provide the audit confirmations required in the event of increases in share capital.
IV. Corporate Signature
Art. 9
9.1 As a rule, a document signed on behalf of the Company is binding on the Company only when it carries the signatures of two persons authorised to sign the document concerned.
9.2 The Executive Board and its Committees may order
■ that certain routine business documents are to be signed by one authorised signatory only;
■ that certain routine business documents can be signed by mechanical means (facsimile signatures);
■ that especially large-volume bulk correspondence need not be signed.
9.3 Any deviation from the principle of collective signature is to be brought to the attention of customers in an appropriate manner.
V. Financial statements and allocation of the disposable profit
Art. 10
10.1 The Company’s financial year shall be determined by the Board of Directors.
10.2 The annual financial statements of the parent company and the Group financial statements shall be drawn up and the disposable profit allocated in accordance with the provisions of the law.

VI. Official notices
Art. 11
The Company shall publish its notices and announcements in the Swiss Commercial Gazette (“Schweizerisches Handelsamtsblatt”). Announcements for and notices to shareholders and others shall be published in the Swiss Commercial Gazette, except where the law prescribes some other manner of notification. The Board of Directors may designate other forms of publication.
VII. Pro memoria
Art. 12
12.1 Deleted
12.2 Deleted
12.3 Deleted
12.4 Deleted
12.5 Deleted
12.6 Deleted
12.7 Deleted
Zurich, March 4, 2024
The above text is a translation of the original German articles of association (“Statuten”), which constitute the definitive text and are binding in law.

CREDIT SUISSE AG
Paradeplatz 8
CH-8070 Zurich
Switzerland
www.credit-suisse.com